Contact:

Anita Ho
Acting Chief Financial Officer
Alliance Fiber Optic Products, Inc.	July 25, 2011
Phone: 408-736-6900 x168

AFOP REPORTS IMPROVED SECOND QUARTER, 2011 FINANCIAL RESULTS
WITH SEQUENTIAL GROWTH AND GUIDANCE

Sunnyvale, CA – July 25, 2011 - Alliance Fiber Optic Products, Inc. (Nasdaq CM: AFOP), an innovative supplier of fiber optic components, subsystems and integrated modules for the optical network equipment market, today reported its financial results for the second quarter ended June 30, 2011.

Revenues for the second quarter of 2011 totaled $10,655,000, a 13% increase from revenues of $9,450,000 reported in the previous quarter, and a 12% decrease from revenues of $12,086,000 reported in the second quarter of 2010. The Company recorded net income for the second quarter of 2011 of $1,249,000, or $0.14 per share based on 8.9 million shares outstanding, compared to $1,021,000, or $0.12 per share based on 8.8 million shares outstanding, for the first quarter of 2011. This compares to net income for the second quarter of 2010 of approximately $1,606,000, or $0.19 per share based on 8.5 million shares outstanding.

Included in expenses for the quarter ended June 30, 2011 was $171,000 of stock-based compensation. Included in expenses for the quarter ended March 31, 2011 and the quarter ended June 30, 2010 were $83,000 and $51,000 of stock-based compensation charges.

Peter Chang, President and Chief Executive Officer, commented, “We are pleased with the financial performance and progress AFOP made in the quarter ended June 30, 2011. With strong customer demand across most market segments and sequential revenue growth, we delivered improved quarterly sales and higher margins, and generated increased profits in the quarter.”

“While macro-economic conditions are uncertain, demand for bandwidth continues to increase and the fiber optic market continues to show signs of recovery from the first half of 2011. Based on input from our customers, we expect that revenues in the third quarter of 2011 will grow by 5 to 10 percent sequentially. Additionally we remain optimistic about our opportunity for revenue growth and profit improvements for the remainder of 2011.” concluded Mr. Chang.

Conference Call
Management will host a conference call at 1:30 p.m. Pacific Time on July 25, 2011 to discuss AFOP’s second quarter 2011 financial results. To participate in AFOP’s conference call, please call 877-675-3572 at least ten minutes prior to the call in order for the operator to connect you. The confirmation number for the call is 82098769. AFOP will also provide a live webcast of its second quarter 2011 conference call at AFOP’s website, www.afop.com. An audio replay will be available until August 25, 2011. The dial in number for the replay is 800-642-1687 or 706-645-9291. The replay conference ID is 82098769.

About AFOP
Founded in 1995, Alliance Fiber Optic Products, Inc. designs, manufactures and markets a broad range of high performance fiber optic components and integrated modules. AFOP's products are used by leading and emerging communications equipment manufacturers to deliver optical networking systems to the long-haul, enterprise, metropolitan and last mile access segments of the communications network. AFOP offers a broad product line of passive optical components including interconnect systems, couplers and splitters, thin film CWDM and DWDM components and modules, optical attenuators, and micro-optics devices. AFOP is headquartered in Sunnyvale, California, with manufacturing and product development capabilities in the United States, Taiwan and China. AFOP's website is located at http://www.afop.com.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to our expectations regarding future revenue levels and profits, our ability to generate profits from operations and the time periods thereof, our beliefs regarding business conditions, our customer base, our product portfolio, and our ability to continue to focus on our operational efficiencies or our successes in doing so, are forward looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, but not limited to general economic conditions and trends, the impact of competitive products and pricing, timely introduction of new technologies, timely design acceptance by our customers, the acceptance of new products and technologies by our customers, customer demand for our products, the timing of customer orders, loss of key customers, ability to ramp new products into volume production, the costs associated with running our operations, industry-wide shifts in supply and demand for optical components and modules, industry overcapacity and demand for bandwidth, failure of cost control initiatives, our ability to obtain and maintain operational efficiencies, financial stability in foreign markets, and other risks detailed from time to time in our SEC reports, including AFOP's quarterly report on Form 10-Q for the quarter ended March 31, 2011. These forward-looking statements speak only as of the date hereof. AFOP disclaims any intention or obligation to update or revise any forward-looking statements.

ALLIANCE FIBER OPTIC PRODUCTS, INC.
Condensed Consolidated Balance Sheets
(in thousands)

	Jun. 30,	Dec. 31,
	2011	2010
	(Unaudited)
ASSETS
Current assets:
Cash and short-term investments	$35,857	$45,360
Accounts receivable	7,179	7,224
Inventories	7,688	7,439
Other current assets	620	733
Total current assets	51,344	60,756

Long-term investments	10,010	-
Property and equipment, net	7,996	7,523
Other assets	181	170
Total assets	$69,531	$68,449

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$4,146	$4,931
Accrued expenses and other current liabilities	3,082	4,737
Total current liabilities	7,228	9,668

Long-term liabilities:
Other long-term liabilities	757	777
Total liabilities	7,985	10,445

Stockholders' equity	61,546	58,004
Total liabilities and stockholders' equity	$69,531	$68,449

ALLIANCE FIBER OPTIC PRODUCTS, INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended			Six Months Ended
	Jun. 30,	Mar. 31,	Jun. 30,	Jun. 30,	Jun. 30,
	2011	2011	2010	2011	2010
Revenues	$10,655	$9,450	$12,086	$20,105	$20,492

Cost of revenues	7,202	6,415	8,035	13,617	13,746
Gross profit	3,453	3,035	4,051	6,488	6,746

Operating expenses:
Research and development	804	718	870	1,522	1,579
Sales and marketing	566	550	636	1,116	1,197
General and administrative	1,015	1,028	971	2,043	1,904
Total operating expenses	2,385	2,296	2,477	4,681	4,680

Income from operations	1,068	739	1,574	1,807	2,066
Interest and other income, net	174	129	106	303	256
Net income before tax	$1,242	$868	$1,680	$2,110	$2,322
Income tax	(7)	(153)	74	(160)	75
Net income	$1,249	$1,021	$1,606	$2,270	$2,247

Net income per share:
Basic	$0.14	$0.12	$0.19	$0.26	$0.26
Diluted	$0.14	$0.11	$0.18	$0.25	$0.26

Shares used in per share calculation:
Basic	8,852	8,823	8,541	8,838	8,518
Diluted	9,068	9,258	8,744	9,178	8,697

Included in costs and expenses above:
Stock based compensation charges
Cost of revenue	$23	$23	$22	$46	$45
Research and development	11	8	7	19	15
Sales and marketing	39	15	6	54	21
General and administrative	98	37	16	135	53
Total	$171	$83	$51	$254	$134